Exhibit 99.1

1680 Capital One Drive McLean, VA 22102-3491
FOR IMMEDIATE RELEASE: February 15, 2005
Contacts: Tatiana Stead
703-720-2352

Pierre E. Leroy Joins Capital One Board of Directors

Respected Business Leader to Join Capital One’s Board

McLean, Va. (September 6, 2005) — Capital One Financial Corporation (NYSE:COF) today announced that Pierre E. Leroy, former Deere & Company senior executive, has been appointed to the Board of Directors of Capital One. Leroy will join the Board’s Audit and Risk Committee. Leroy will join the class of directors whose nominations will be submitted for election by Capital One stockholders in April 2008.

“I am extremely pleased to welcome Pierre to our Board,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “Pierre has been a senior executive in finance and manufacturing for more than 20 years and will be a valuable addition to the Capital One Board and a great resource for our executive management team.”

Leroy most recently served as President of the Worldwide Construction & Forestry Division and the Worldwide Parts Division for Deere & Company, electing to retire after 29 years of service, including 20 years as an officer of the company. While at Deere, Leroy held positions as Treasurer, Chief Financial Officer, and President of the John Deere Power Systems Division. Leroy also serves on the Board of Directors for Fortune Brands, as the Presiding Director for ACCO Brands, and on the Board of Directors of the Quad City Symphony Orchestra Association. In early 2005, Leroy was named one of the “Seventy-five Most Powerful Blacks in Corporate America” by Black Enterprise magazine. Leroy earned a Bachelor of Arts from the University of Michigan in 1970 and a Masters of Business Administration from the University of Chicago in 1972.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a bank holding company whose principal subsidiaries, Capital One Bank, Capital One, F.S.B. and Capital One Auto Finance, Inc. offer a variety of consumer lending products. Capital One’s subsidiaries collectively had 48.9 million accounts and $83.0 billion in managed loans outstanding as of June 30, 2005. Capital One is a Fortune 500 company and, through its subsidiaries, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

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